Strategic Partners Mutual Funds, Inc.
For the period ended 04/30/06
File number 811-08085


SUB-ITEM 77-0

Transactions Effected Pursuant to Rule 10f-3


I.    Name of Fund:  STRATEGIC PARTNERS MUTUAL FUNDS, INC.
Strategic Partners Mid-Cap Growth Fund

1.   Name of Issuer:  Weight Watchers, Inc.


2.   Date of Purchase  3/7/06


3.   Number of Securities Purchased
	12,600

4.   Dollar Amount of Purchase
	$636,300

5.   Price Per Unit
	$50.50

6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom purchased
	Credit Suisse

7.   Other Members of the Underwriting Syndicate:
UBS
Banc of America
Citigroup
Goldman
JP Morgan
Merrill Lynch
Morgan Stanley